CONSULTING AGREEMENT

     This consulting agreement (the "Agreement") is entered into as of the 19th day of March 2007 by Alfa International Holdings Corp., a corporation organized under the laws of the State of Delaware ("Alfa") which maintains its corporate office at 350 Fifth Avenue, New York, NY 10018 and Sam Hamdan, an individual ("Hamdan"), whose address is 555 South Old Woodward Ave., Birmingham, MI 48009-6679. Alfa and Hamdan are sometimes referred to herein individually as a "Party" or collectively as the "Parties".

                      W I T N E S E T H :
                      ------------------

     WHEREAS Alfa is a holding company and a publicly traded corporation, whose common stock is quoted on NASDAQ's OTC
Electronic Bulletin Board under the symbol "AHDS", and

     WHEREAS  Journey of Light, Inc., a New York corporation
("JOL") is engaged in the real estate development business in the Sultanate of Oman ("Oman") and JOL is a wholly owned subsidiary of Alfa, and

     WHEREAS JOL intends to organize Omagine LLC ("OmagineCo") as a wholly owned subsidiary under the laws of Oman and plans to have OmagineCo be the owner and developer of a real estate project (the "Omagine Project") in Oman, and

     WHEREAS Alfa and JOL are desirous of further developing JOL's business including its sales and marketing efforts, and

     WHEREAS Hamdan has expertise in the real estate business, business management, strategic planning, sales, marketing and business development in the U.S. and the Middle East, and

     WHEREAS Alfa and JOL are desirous of ultimately hiring Hamdan as Alfa's President and Chief Operating Officer under the terms and conditions outlined in the draft employment agreement attached hereto as Exhibit A (the "Draft Employment Agreement"), and

     WHEREAS Hamdan is desirous of ultimately being hired as Alfa's President pursuant to the terms outlined in the Draft
Employment Agreement provided certain conditions precedent have been met, and

     WHEREAS Hamdan has agreed to act in the capacity of the Company's "General Manager" and strategic management and business consultant pursuant to this Agreement and to consult for the Company on such other general business matters as the Parties deem desirable and advisable.

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     NOW THEREFORE, for and in consideration of the compensation to be paid and the services to be rendered under the terms of this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

     1.     Preamble / Definitions.    The above stated preamble
clauses are all incorporated herein as if fully set forth in the body of this Agreement. All capitalized terms in this Agreement shall, unless otherwise indicated herein, have the meanings assigned to them in the Draft Employment Agreement. In this Agreement the word "Company" shall be deemed to include Alfa, JOL and OmagineCo.

     2.     Term.     The term of this Agreement (the "Term")
shall, unless otherwise terminated in accordance with the provisions of Article 8 hereof, be for the period beginning on March 19, 2007 and ending on that date which is the earlier of:

      (i) the date (the "Financial Closing Date") on which OmagineCo signs the definitive documents with financial institutions and/or banks (collectively, the "Financial Institutions") whereby the Financial Institutions become legally obligated to provide OmagineCo with the construction financing necessary to design and construct the Omagine Project, or

     (ii) December 31, 2007, or

    (iii) the date Alfa ceases all operations and business or files for bankruptcy protection.

     3.     Hamdan's Obligations.     Hamdan agrees to exert his
best efforts (i) to assist the Company in accomplishing its primary objective of completing all actions and tasks necessary to cause OmagineCo to arrive at the Financial Closing Date, and (ii) to perform those duties outlined in the Draft Employment Agreement. In this respect, Hamdan agrees to devote that portion of his business time and efforts to the business affairs of the Company as he deems necessary to accomplish the foregoing. Hamdan as part of his present business activities operates a real-estate development business ("Paramount") and a title insurance and mortgage business ("Premier") in the United States and is an equity owner of The Renaissance Team, Inc., a New York corporation ("TRT") and Renaissance Development Holdings Corp., a New York corporation ("RDH"). Paramount, Premier, TRT, RDH and any of their subsidiaries or affiliates are herein referred to as the "Hamdan Affiliated Companies". Notwithstanding anything to the contrary contained herein, the Company hereby expressly agrees that Hamdan, at his sole discretion, shall be permitted to consult for other businesses, including the Hamdan Affiliated Companies during the Term, provided only, that such businesses are not competitors of the Company. The Company has disclosed certain

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portions of the Proprietary Information (as hereinafter defined)
to Hamdan and agrees to disclose to Hamdan such further portions of the Proprietary Information which, in the judgment of the Parties, is necessary to enable Hamdan to determine the needs and requirements of the Company and to perform his obligations hereunder.

     4.     Financial Disclosure by the Company.     The Company
agrees to disclose to Hamdan during the Term such corporate and financial information, some of which may be material non-public information, about their past and present operations and future plans to allow Hamdan to develop a strategy to fulfill his obligations and to accomplish the Company's objectives.

     5.     Effectiveness of Employment Agreement.     The Parties
agree (i) that pursuant to this Agreement Hamdan is neither an employee, officer or director of the Company and further (ii) that:

          (i) if the Term of this Agreement ends as a result of the occurrence of either of the events described in Section 2
(ii) or 2 (iii) herein, then Hamdan and Alfa will not execute any employment agreement and no Party will have any further obligations to the other Party except as specified in this Agreement, but

         (ii) if the Term of this Agreement ends as a result of the occurrence of the event described in Section 2 (i) herein, then on the first day of the month next following the Financial Closing Date, Hamdan agrees that he will execute and deliver an employment agreement with Alfa, the terms and conditions of which will be as generally described in the Draft Employment Agreement.

     6. Non-Disclosure by Hamdan . Hamdan understands and acknowledges the importance of maintaining the secrecy and confidentiality of all information relating to or concerning the Company and its products and plans, including but not limited to: marketing plans, drawings, prototypes, products, designs, documents, manuals, notes, photographs, customer lists, customer notes, sales materials, customer proposals, sales orders, things and information, whether oral or written, relating to the Company or its products as well as all other confidential information, financial or otherwise, relating to Alfa, (the "Proprietary Information"), and Hamdan agrees to treat as confidential any and all information, including the Proprietary Information, obtained from the Company pursuant to this Agreement, and to that end Hamdan further agree:

     (a) except in the interest of fulfilling his obligations under this Agreement, to not disclose the Proprietary Information (which the Parties acknowledge may include material non-public information, financial or otherwise, pertaining to Alfa), or any

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portion thereof to third parties; and

     (b) to keep any and all of the Proprietary Information obtained under this Agreement in strict confidence and to segregate the Proprietary Information in a safe and secure location to which only persons authorized herein to use such information have access; and

     (c) to insure that the Proprietary Information, or any portion thereof, is disclosed only to those employees of Hamdan who have a need to know the Proprietary Information and to advise those employees to whom the Proprietary Information is disclosed of its confidential nature and of Hamdan 's obligations to treat such Proprietary Information as confidential and to the extent such employees are likewise obligated to maintain such Proprietary Information in confidence in accordance with the terms of this Agreement.

     6.1. Hamdan shall be responsible for the acts or omissions of any of his employees, affiliates or agents to whom Hamdan shall disclose the Proprietary Information or any portion thereof and Hamdan hereby warrants and guarantees the full and substantial performance by such employees, affiliates or agents of the terms, conditions and obligations of confidentiality of this Agreement.

     6.2.     Hamdan agrees not to use the Proprietary
Information, or any portion thereof, for any purpose other than that contemplated by this Agreement.

     6.3 Hamdan agrees that at the end of the Term (unless the term ends pursuant to Section 2 (i) hereof) he shall return to Alfa within two weeks of such end of the Term any and all of the Proprietary Information provided to him by the Company, and he shall destroy all records of Hamdan which refer to or relate to the Proprietary Information disclosed to him under this Agreement.

     6.4 The Company agrees that the obligations of Hamdan under this Agreement with respect to the confidentiality of the Proprietary Information shall not be applicable to any information disclosed by the Company to Hamdan which:

     (a) is already in the possession of Hamdan from sources other than from the Company,

     (b) is generally known to and readily ascertainable by proper means by other persons, or which, through no act or failure of Hamdan, becomes generally known to and readily ascertainable by proper means by other persons; or

     (c) is disclosed to Hamdan by a third party not under an

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obligation to maintain the information in confidence.

     If any part of the information disclosed by the Company to Hamdan should ever meet any of the criteria established in the above sub-paragraphs 6.4(a), (b) or (c), such shall not affect Hamdan 's continuing obligation to maintain in confidence in accordance with the terms of this Agreement any other part of the Proprietary Information which does not meet such criteria.


     6.5. The Parties understand and agree that no license(s) or rights are granted under this Agreement to any aspect of the Proprietary Information or the like, other than for the limited purposes contemplated by this Agreement.

     6.6.     Title to and ownership of the Proprietary
Information shall at all times remain with the Company.

     7.     Compensation.     Alfa hereby agrees to compensate
Hamdan  for his services under this Agreement as follows:

     7.1 Pursuant to the Plan, Alfa shall, upon execution of this Agreement, grant Hamdan the option ("Option") to purchase up to 800,000 shares of Alfa's $0.001 par value common stock (the "Alfa Common Stock") at an exercise price of $0.25 per share. The Option is exercisable ratably (160,000 shares per year) over the five year period beginning April 1, 2007.

          7.1.1 If this Agreement expires or is terminated in accordance with Section 2 (ii) or 2 (iii) hereof, then, in that event, the unexercised balance of the Option shall immediately be terminated.

          7.1.2 If this Agreement expires or is terminated in accordance with Section 2 (i) hereof, then, in that event, the Option shall remain in full force and effect.

          7.1.3     Hamdan's right to purchase the shares of Alfa
Common Stock subject to the Option shall be governed by the terms and conditions of the Plan, all of which are incorporated herein by reference.

          7.1.4 The Option may be exercised on one or more occasions, but, if the Option has not been terminated pursuant to
Section 7.1.1 hereof, Hamdan's right to exercise the Option shall terminate on March 31, 2017 after which date any unexercised portion of the Option shall be cancelled.

          7.1.5 If this Agreement is terminated early in accordance with the provisions of Section 8 hereof, then the Option shall expire on the last day of the third month next

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following the "Termination Date" (as hereinafter defined) and
Hamdan or his personal representative may exercise the Option in accordance with its terms through such Termination Date.

Hamdan acknowledges that (i) the shares of Alfa Common Stock underlying the Option (the "Shares") are "restricted securities" within the meaning of the Securities Act of 1933, as amended (the "Act"), (ii) as such the Shares have not been registered under the Act or the securities laws of any state, (iii) the resale or other transfer of the Shares may be restricted under the Act and/or applicable state securities laws and such Shares therefore may not be sold, pledged, assigned or otherwise disposed of, unless they are registered under the Act, or an exemption from such registration is available and, (iv) Alfa is under no obligation to register the Shares under the Act or any state securities law, or to take any action to make any exemption from any such registration provisions available. Hamdan further acknowledges that Alfa will endorse all certificates representing the Shares with a legend, together with any legend that any state authority may require substantially in the following form:

     "These Securities have not been registered under the Securities Act of 1933, as amended, (the "Act") or the securities laws or regulations of any state. They may not be offered for sale or sold, absent an effective registration statement under the Act or an opinion of counsel, satisfactory to the Company, that such registration is not required under the Act or any applicable State laws or regulations".

     7.2 The Company agrees to pay, or reimburse Hamdan for, all travel, entertainment and other business expenses incurred or expended by Hamdan in performing his duties and responsibilities on behalf of the Company under this Agreement. Hamdan agrees to provide proof of the expenses for which he seeks reimbursement in accordance with the Company's present expense reporting policies.

     7.3 The Parties agree that no cash compensation shall be paid to Hamdan under this Agreement.

     8.     Termination.     If, during the Term, Hamdan  shall
become disabled so as to be unable to perform his duties or obligations hereunder or shall die, then this Agreement shall automatically terminate on such date of disability or death (a "Termination Date"). Other than as stated in the foregoing sentence, this Agreement may not be terminated prior to the expiration of the Term for any reason whatsoever.

     9. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts

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made and to be entirely performed therein and without regard to principles of conflict of laws. Any litigation based hereon, or arising out of, under or in connection with this Agreement shall be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York. The Company and Hamdan each hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation set forth above. The Company and Hamdan each hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which they have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

     10. Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any Party hereto without the written consent of the other Party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than to the Parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

     11. Counterparts. For the convenience of the Parties any number of counterparts hereof may be executed. Each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

     12. Amendment. This Agreement may be modified or amended only by an instrument in writing duly executed by the Parties.

     13. Nonwaiver. No waiver by any Party of any term, provision, covenant, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing and executed by the Party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, covenant, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, covenant, representation or warranty (or the breach of any other provision) contained in this Agreement on the same or any other occasion.

     14. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part thereof.

     15.     Construction.  In this Agreement (i) words denoting

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the singular include the plural and vice versa, (ii) "it" or "its"
or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed, (iv) any reference herein to a Section refers to a Section of this Agreement, unless otherwise stated, (v) when calculating a period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day, and (vi) except as otherwise expressly provided herein, all dollar amounts are expressed in United States funds.

     16. Entire Agreement. This Agreement (including Exhibit A - the Draft Employment Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior representations, agreements and understandings, both written and oral, between the Parties with respect to such subject matter.

     17. Notices. Unless otherwise specifically provided in this Agreement, all notices, requests, consents, approvals, agreements or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered in one of the following means: (a) by hand; (b) by facsimile transmission or e-mail transmission to those Parties with fax numbers and/or e-mail addresses indicated below [with subsequent written confirmation by another means in compliance with this Section 17 ]; (c) by registered or certified mail, first class postage prepaid, return receipt requested; or (d) by nationally recognized overnight courier, addressed to the respective address of the Parties as follows:

  If to Alfa:                           If to Hamdan:
  -----------                           -------------

  Alfa International Holdings Corp.     Mr. Sam Hamdan
  The Empire State Building             c/o The Renaissance Team, Inc.
  350 Fifth Avenue                      360 Hamilton Row
  New York, NY  10118                   Birmingham, MI 48009
  Fax: (212) 563-3355                   Fax: (248) 593-9355
  Conf:(212) 563-4141                   Conf:(248) 593-9344
  e-mail: fdrohan@journey-of-light.com  e-mail: shamdan@trtiweb.com or to such other address as any Party shall designate for himself or itself by notice to the other Parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given or made (i) upon delivery, if delivered personally, (ii) one
(1) business day after transmission, if delivered by e-mail or facsimile transmission during normal business hours, (iii) three (3)

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business days after mailing, if mailed, or (iv) one (1) business day after delivery to the courier, if delivered by overnight courier service.

     18. The invalidity or un-enforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be construed or deemed amended by the Parties only to the extent necessary to make it valid and enforceable.

     19. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by Alfa.


          IN WITNESS WHEREOF, the Parties have executed this Agreement this 19th day of March 2007


   Sam Hamdan                        Alfa International Holdings Corp.
                                          a Delaware corporation





By:    /s/ Sam Hamdan               By:    /s/ Frank J. Drohan
   -----------------------             ----------------------------
        Sam Hamdan                              Frank J. Drohan
                                                   President















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